Exhibit 99.1
PRESS RELEASE

Ocera Therapeutics Reports Second Quarter 2016 Financial Results and Company Update

PALO ALTO, Calif. and RESEARCH TRIANGLE PARK, N.C., August 3, 2016 - Ocera Therapeutics, Inc. (NASDAQ:OCRX), a clinical stage biopharmaceutical company focused on acute and chronic orphan liver diseases, today reported financial results for the quarter ended June 30, 2016, and provided updates on its clinical development programs of OCR-002 for the treatment of hepatic encephalopathy (HE), a debilitating liver disorder and significant burden on the healthcare system.

“We are pleased to report that the enrollment momentum in our STOP-HE study for acute hepatic encephalopathy continues,” said Linda Grais, M.D., Chief Executive Officer of Ocera. “We now have approximately 195 patients enrolled to date and remain on track to complete our targeted full enrollment of approximately 230 patients in the fourth quarter of 2016, with top-line results of the study to be reported in the first quarter of 2017. In addition, we reported last quarter that we were preparing to conduct a two-part Phase 1 study with oral OCR-002 in cirrhotic patients, which we plan to initiate in Q3. The goals of the oral Phase 1 study are to determine safety and tolerability and define the pharmacokinetics of the oral formulation in stable cirrhotic patients. We expect to report initial findings from part one of the study, evaluating a single dose of OCR-002, by the end of 2016 and then move into part two to evaluate a multi-dose regimen of oral OCR-002 in this same patient population.”

Select Second Quarter Financial Results

•	As of June 30, 2016, Ocera had cash, cash equivalents and investments of $35.4 million.

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Net loss for the three and six months ended June 30, 2016 was $7.1 million and $14.6 million, respectively. Net loss for the three and six months ended June 30, 2015 was $6.2 million and $12.9 million, respectively. Basic and diluted net loss for the three and six months ended June 30, 2016 was $0.33 and $0.69, respectively. Basic and diluted net loss for the three and six months ended June 30, 2015 was $0.31 and $0.65, respectively.

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Research and development (R&D) expense for the three months ended June 30, 2016 was $3.9 million, compared to $3.4 million for the same period in 2015. R&D expense for the six months ended June 30, 2016 was $8.7 million, compared to $7.8 million for the same period in 2015. The increase in R&D expense for both the three and six month periods was due primarily to an increase in headcount and related costs.

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General and administrative (G&A) expense for three months ended June 30, 2016 was $3.0 million, compared to $2.8 million for the same period in 2015. G&A expense for the six months ended June 30, 2016 was $5.5 million, compared to $5.1 million for the same period in 2015. The increase in G&A expense for the three and six month periods was due primarily to an increase in professional service fees, while the increase in the six month period also included an increase in non-cash stock compensation expense.

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Net interest expense of $250,000 and $496,000 for the three and six months ended June 30, 2016, respectively, was primarily attributable to interest and amortization associated with the debt facility which closed in July 2015.

•	Net cash proceeds generated from the Company’s “at the market” equity facility totaled approximately $3.0 million for the six month period ended June 30, 2016.

Financial Guidance
Ocera updates its previous guidance and expects net use of cash for 2016 to be between $22 million and $26 million, and reiterates its expectation that it will have sufficient cash to fund operations into the fourth quarter of 2017 based on its current operating plan. The decrease from the Company’s last update in expected net use of cash for 2016 at between $26 million and $30 million is due primarily to the deferral of certain external development costs for OCR-002 as well as lower than expected internal operating expenses. If Ocera receives the second $10 million tranche of its debt facility, which is subject to the achievement of certain financial and clinical milestones, the Company expects that it will have cash to fund its operations into the first quarter of 2018.

About Ocera
Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate) in both intravenous and oral formulations. OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration (FDA) for the treatment of hyperammonemia and resultant hepatic encephalopathy in patients with acute liver failure and acute-on-chronic liver disease. For additional information, please see www.ocerainc.com.

Forward-Looking Statements
This press release contains "forward-looking" statements, including, without limitation, all statements related to the OCR-002 clinical development program, including but not limited to the potential benefits of OCR-002 to help patients with hepatic encephalopathy and other indications, the timing of clinical and enrollment milestones, the timing of initiation of planned clinical trials, the timing and availability of study data and the company’s financial projections. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believe," "expected," "hope," "plan," "potential," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Ocera's current expectations. Forward-looking statements involve risks and uncertainties and Ocera's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading "Risk Factors" in Ocera's Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

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Source: Ocera Therapeutics, Inc.
OCRX-G

Susan Sharpe
Ocera Therapeutics, Inc.
contact@ocerainc.com
919-328-1109

Ocera Therapeutics, Inc.
Condensed Consolidated Statement of Operations
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue:
Royalty revenue	$26	$43	$59	$74
Total revenue	26	43	59	74
Operating expenses:
Research and development	3,909	3,417	8,656	7,815
General and administrative	2,970	2,832	5,524	5,088
Amortization of intangibles	—	41	—	82
Total operating expenses	6,879	6,290	14,180	12,985
Loss from operations	(6,853)	(6,247)	(14,121)	(12,911)
Net interest income (expense)	(250)	26	(496)	39
Net loss	$(7,103)	$(6,221)	$(14,617)	$(12,872)

Net loss per share-basic and diluted	$(0.33)	$(0.31)	$(0.69)	$(0.65)
Shares used to compute net loss per share-basic and diluted	21,552,089	19,772,345	21,248,027	19,759,923

Ocera Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, in thousands)

	June 30,	December 31,
	2016	2015

Cash, cash equivalents and investments	$35,443	$43,336
Working capital (1)	29,924	40,188
Total assets	36,609	44,737
Notes payable- Long term	8,582	9,508
Accumulated deficit	(146,050)	(131,433)
Total stockholders' equity	$21,940	$31,394

(1) includes $1.0 million of short-term notes payable in the period ended June 30, 2016.